(h)(1)(ii)

FORM OF

December 14, 2010

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Amended and Restated Administration Agreement dated November 30, 2008, as amended, between ING Mutual Funds and ING Funds Services, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING International Growth Fund (the “Fund), a newly established series of ING Mutual Funds, effective on or about December 14, 2010, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual administration fees indicated for the series, is attached hereto.

Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned Fund.

Very sincerely,

By:
Kimberly A. Anderson Senior Vice President ING Mutual Funds

ACCEPTED AND AGREED TO: ING Funds Services, LLC

By:
Todd Modic Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Mutual Funds

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING MUTUAL FUNDS

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)

ING Asia-Pacific Real Estate Fund	0.10%
ING Diversified International Fund	0.10%
ING Emerging Countries Fund	0.10%
ING European Real Estate Fund	0.10%
ING Global Bond Fund	0.10%
ING Global Equity Dividend Fund	0.10%
ING Global Natural Resources Fund	0.10%
ING Global Opportunities Fund	0.10%
ING Global Real Estate Fund	0.10%
ING Global Value Choice Fund	0.10%
ING Greater China Fund	0.10%
ING Index Plus International Equity Fund	0.10%
ING International Capital Appreciation Fund	0.10%
ING International Growth Fund	0.10%
ING International Real Estate Fund	0.10%
ING International SmallCap Multi-Manager Fund	0.10%
ING International Value Choice Fund	0.10%
ING Russia Fund	0.10%